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News Release
For immediate release

BCE PLAN OF ARRANGEMENT APPROVED

DEBENTUREHOLDERS’ LAWSUITS DISMISSED

MONTREAL, Quebec, March 7, 2008 – BCE Inc. (TSX, NYSE: BCE) today announced that the Québec Superior Court has approved BCE’s plan of arrangement for the company’s privatization transaction and dismissed all claims asserted by or on behalf of certain holders of Bell Canada debentures.

“We are very pleased with the Superior Court’s decisions. On every point of contention, the Court ruled in favour of BCE,” said Martine Turcotte, Chief Legal Officer of BCE and Bell Canada. “The Court’s decisions affirm our long-standing position that the claims of these debentureholders are without merit and that BCE acted in accordance with its rights and obligations with respect to the debentureholders. We now look forward to closing the privatization transaction with the investor group led by Teachers’ Private Capital, the private investment arm of the Ontario Teachers’ Pension Plan, Providence Equity Partners, Madison Dearborn Partners, and Merrill Lynch Global Private Equity,” added Martine Turcotte.

The remaining conditions to the closing of the privatization transaction include the required approvals of the Canadian Radio-television and Telecommunications Commission and Industry Canada. Subject to any appeal by the debentureholders and the timing and terms of such an appeal, BCE expects the transaction to close in the first part of the second quarter of 2008.

In the event the debentureholders decide to appeal the Québec Superior Court’s judgments, they have agreed the appeal must be filed with the Québec Court of Appeal by March 17, 2008.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements relating to the proposed privatization of BCE, legal proceedings related thereto and other statements that are not historical facts. Such forward-looking statements are subject to important risks, uncertainties and assumptions including, in particular, the inherent uncertainty regarding the conduct, outcome and timing of any litigation. The results or events predicted in these forward-looking statements may differ materially from actual results or events. As a result, we cannot guarantee that any forward-looking statement will materialize.

The completion of the proposed privatization transaction is subject to a number of terms and conditions, including, without limitation: (i) approval of the CRTC and Industry Canada, (ii) resolution of any appeal filed by the debentureholders, if any, with regard to the approval of the plan of arrangement and any related stay or injunction that would prevent closing pending resolution of such appeal, and (iii) certain termination rights available to the parties under the definitive agreement dated June 29, 2007 governing the terms of the transaction. These approvals may not be obtained, the other conditions to the transaction may not be satisfied in accordance with their terms, and/or the parties to the definitive agreement may exercise their termination rights, in which case the proposed privatization transaction could be modified, restructured or terminated, as applicable. Failure to complete the proposed privatization transaction could have a material adverse impact on the market price of BCE’s shares

The forward-looking statements contained in this news release are made as of the date of this release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. Additionally, we undertake no obligation to comment on expectations of, or statements made by, third parties in respect of the proposed privatization transaction. For additional information with respect to certain of these and other assumptions and risks, please refer to the definitive agreement dated June 29, 2007, as well as BCE’s 2007 Second Quarter MD&A dated July 31, 2007, BCE’s 2007 Third Quarter MD&A dated November 6, 2007 and BCE’s management proxy circular dated August 7, 2007, all filed by BCE with the Canadian securities commissions (available at www.sedar.com) and with the U.S. Securities and Exchange Commission (available at www.sec.gov). These documents are also available on BCE’s website at www.bce.ca.

About BCE Inc.

BCE is Canada’s largest communications company, providing the most comprehensive and innovative suite of communication services to residential and business customers in Canada. Under the Bell brand, the Company’s services include local, long distance and wireless phone services, high-speed and wireless Internet access, IP-broadband services, information and communications technology services (or value-added services) and direct-to-home satellite and VDSL television services. BCE also holds an interest in CTVglobemedia, Canada’s premier media company. BCE shares are listed in Canada and the United States.

For inquiries, please contact:

Jacques Bouchard Media Relations 514 391-2007 1 877 391-2007	Thane Fotopoulos Investor Relations 514 870-4619 thane.fotopoulos@bell.ca

jacques.bouchard1@bell.ca

Bernard le Duc Investor Relations 514-870-8276 bernard.leduc@bell.ca